Exhibit 99.1

MINDSPEED® SECURES $15 MILLION LINE OF CREDIT WITH SILICON VALLEY BANK

Significantly Improves Company’s Liquidity Position

NEWPORT BEACH, Calif., Oct. 6, 2008 — Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that it has signed a $15 million line of credit agreement with Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB).

“We have significantly improved our liquidity over the past quarter,” said Bret Johnsen, Mindspeed’s chief financial officer.  “In addition to this $15 million line of credit, we completed the sale of certain non-core patents for $12 million and refinanced $15 million of our convertible debt, now due in 2013.  With these actions, we have substantially completed our efforts to improve our liquidity, and believe that Mindspeed is in a much stronger position going into our next fiscal year.”

About Mindspeed Technologies ®

Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, and WAN communications solutions including T/E carrier physical-layer and link-layer devices as well as ATM/MPLS network processors.

Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

To learn more, visit us at www.mindspeed.com

Safe Harbor Statement

This press release contains statements relating to Mindspeed, and our future results, including our liquidity position and ability to draw on the line of credit, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties.  These risks and uncertainties include, but are not limited to: future operating losses; cash requirements and terms and availability of financing; worldwide political and economic uncertainties, and specific conditions in the markets we address; loss of or diminished demand from one or more key customers or distributors; fluctuations in the price of our common stock and our operating results; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to

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successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; and business acquisitions and investments, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.  Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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